FOR IMMEDIATE RELEASECorporate Headquarters:

Dr. Henry C. Pao

President & CEO

 408/222-8888

Supertex Reports Third Fiscal Quarter Results

Sunnyvale, CA (January 22, 2013) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the third fiscal quarter ended December 29, 2012. Net sales for the third fiscal quarter were $14,373,000, a 10% decrease compared to the prior quarter of $15,919,000 and a 2% increase compared to $14,066,000 in the same quarter last year. On a GAAP basis, net income in the third fiscal quarter was $1,431,000 or $0.12 per diluted share, as compared with $690,000 or $0.06 per diluted share in the prior fiscal quarter, and $96,000 or $0.01 per diluted share in the same quarter of the prior fiscal year.

For the nine months ended December 29, 2012, net sales were $46,351,000 compared to $49,084,000 for the same period of the prior fiscal year, and on a GAAP basis, net income was $2,718,000, or $0.23 per diluted share, as compared with $3,476,000, or $0.28 per diluted share, in the same period of the prior fiscal year.

Non-GAAP earnings per diluted share for the third quarter of fiscal 2013 were $0.18 excluding pre-tax employee stock-based compensation of $648,000, compared with $0.12 in the prior quarter, excluding pre-tax employee stock-based compensation of $769,000, and $0.07 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $821,000. For the nine months ended December 29, 2012, non-GAAP earnings per diluted share were $0.41, excluding pre-tax employee stock-based compensation of $2,162,000, as compared to $0.45 for the same period of the prior fiscal year, excluding pre-tax employee stock-based compensation of $2,243,000.

“Sales in our fiscal third quarter were adversely affected by a large order push-out by our high-end computer monitor customer and a delay by our major printer head driver customer in the ramp-up of production of its new product, as well as a normal seasonality dip in our medical ultrasound products,” stated Dr. Henry C. Pao, President and CEO. “In LED backlighting our new driver, capable of +/- 2% current accuracy, which is best in class, began ramping up production by a major TV OEM. In LED general lighting our driver for fluorescent tube replacement began shipping in higher volume, and design activities are robust. For our fourth fiscal quarter ending March 30, 2013, we are forecasting our overall sales to be flat to down 3% sequentially, primarily due to expected seasonal decline in medical ultrasound sales as our customers would normally balance their inventories this quarter. This is expected to be partially offset by increased sales of our new LED backlight driver for TVs, the production ramp-up by our printer head driver customer of its new product, and the resumption of deliveries for our high-end computer monitor customer. We have several new product launches planned for the March quarter including two high voltage analog switches and two high voltage pulsers for medical ultrasound, and two LED drivers for general lighting and backlighting. Sales are growing of several of our recently introduced products which had been well received by customers.”

Dr. Pao commented further, “Gross margin for the third fiscal quarter improved by five percentage points from the prior quarter to 51%, reflecting the benefit of higher wafer fab capacity utilization during the previous two quarters. Operating expense also improved from the prior quarter, primarily due to a lesser increase in the market value of our nonqualified deferred compensation plan, which has no impact on our overall net income due to a corresponding offset in other income. We recorded a tax benefit of $0.3 million in the third fiscal quarter versus a tax expense of $0.3 million in the prior quarter. During the quarter, cash generated from operating activities was $4.8 million. We paid a $1.00 per share special dividend totaling $11.5 million, and we repurchased approximately 95,000 shares of our stock for $1.7 million. Since we announced the stock repurchase program at the end of January 2011, we have bought back approximately 1,671,000 shares for a total of $32.1 million through December 29th.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our anticipation that in the fourth fiscal quarter sales will be flat to down 3% sequentially due to an expected seasonal sales dip in medical ultrasound products partially offset by increased sales of LED and printer head drivers, our belief that sequential reductions in revenue from our medical ultrasound products were due to seasonality, and our expectation of launching several significant new products in the fourth fiscal quarter.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether our distributors have the sell-through we anticipate and whether we receive the additional orders we anticipate, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in the engineering of new products, whether we encounter production issues in device manufacturing or moving new products from engineering into production, whether customers have requirements for deliveries of newly launched products during fiscal 2014, and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PT (5:30 p.m. ET) on January 22, 2013, following the earnings release.  President and CEO, Dr. Henry C. Pao, and CFO, Phil Kagel, will present an overview of the third fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call will be available live for any interested party by dialing 866-952-1906 (domestic) or 785-424-1825 (toll, international) 5 minutes before the scheduled start time. A recorded replay will be available shortly after the call as a downloadable .mp3 file at http://www.supertex.com/company_ir.html until 11:59 p.m. ET, February 21, 2013.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV and computer monitor backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share. We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods. Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends. Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business. Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	December 29, 2012	March 31, 2012
	(in thousands)
ASSETS
Cash and cash equivalents	$ 16,844	$ 19,860
Short term investments	120,034	111,137
Trade accounts receivable, net	5,743	8,021
Inventories	11,427	14,438
Deferred tax assets	7,450	7,529
Prepaid income taxes	3,231	3,032
Prepaid expenses and other current assets	5,123	6,786
Total current assets	169,852	170,803
Long term investments	13,500	25,900
Property, plant and equipment, net	4,416	4,941
Other assets	818	621
Deferred tax assets, noncurrent	5,291	5,375
TOTAL ASSETS	$ 193,877	$ 207,640

LIABILITIES
Trade accounts payable	$ 2,916	$ 1,994
Accrued salaries and employee benefits	12,688	12,434
Other accrued liabilities	818	615
Deferred revenue	2,069	2,560
Income taxes payable	90	23
Total current liabilities	18,581	17,626
Income taxes payable, noncurrent	3,702	4,161
Deferred tax liabilities, noncurrent	127	-
Other accrued liabilities, noncurrent	571	561
Total liabilities	22,981	22,348

SHAREHOLDERS' EQUITY
Common stock	67,696	68,031
Accumulated other comprehensive loss	(808)	(1,345)
Retained earnings	104,008	118,606
Total shareholders' equity	170,896	185,292
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 193,877	$ 207,640

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended			Nine Months Ended
	(in thousands, except per share amounts)
	December 29, 2012	September 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net sales	$ 14,373	$ 15,919	$ 14,066	$ 46,351	$ 49,084
Cost of sales(1)	7,057	8,571	8,708	24,193	26,132
Gross profit	7,316	7,348	5,358	22,158	22,952
Research and development(1)	3,440	3,556	3,480	10,482	10,514
Selling, general and administrative(1)	3,113	3,449	3,269	9,946	9,226
Income (loss) from operations	763	343	(1,391)	1,730	3,212
Interest and other income, net	412	616	784	1,230	567
Income (loss) before income taxes	1,175	959	(607)	2,960	3,779
(Benefit from) Provision for income taxes	(256)	269	(703)	242	303
Net income	$ 1,431	$ 690	$ 96	$ 2,718	$ 3,476
Net income per share:
Basic	$ 0.12	$ 0.06	$ 0.01	$ 0.23	$ 0.28
Diluted	$ 0.12	$ 0.06	$ 0.01	$ 0.23	$ 0.28
Shares used in per share computation:
Basic	11,567	11,779	12,063	11,782	12,439
Diluted	11,568	11,782	12,066	11,783	12,450

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$ 108	$ 130	$ 161	$ 372	$ 434
Research and development	$ 318	$ 335	$ 352	$ 1,002	$ 928
Selling, general and administrative	$ 222	$ 304	$ 308	$ 788	$ 881

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)
	Three Months Ended			Nine Months Ended
	(in thousands, except per share amounts)
	December 29, 2012	September 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
GAAP net income	$ 1,431	$ 690	$ 96	$ 2,718	$ 3,476
Adjustment for stock-based compensation included in:
Cost of sales	108	130	161	372	434
Research and development	318	335	352	1,002	928
Selling, general and administrative	222	304	308	788	881
Subtotal	648	769	821	2,162	2,243
Tax effect of stock-based compensation	(11)	(18)	(19)	(47)	(67)
Non-GAAP net income excluding employee stock-based compensation	$ 2,068	$ 1,441	$ 898	$ 4,833	$ 5,652

Non-GAAP net income per share:
Basic	$ 0.18	$ 0.12	$ 0.07	$ 0.41	$ 0.45
Diluted	$ 0.18	$ 0.12	$ 0.07	$ 0.41	$ 0.45
Shares used in per share computation:
Basic	11,567	11,779	12,063	11,782	12,439
Diluted	11,568	11,782	12,066	11,783	12,450

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)
	Three Months Ended			Nine Months Ended
	(in thousands, except per share amounts)
	December 29, 2012	September 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Shares used in per share computation: Diluted	11,568	11,782	12,066	11,783	12,450

DILUTED:
GAAP net income per share	$ 0.12	$ 0.06	$ 0.01	$ 0.23	$ 0.28
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.01	0.03	0.03
Research and development	0.03	0.03	0.03	0.08	0.08
Selling, general and administrative	0.02	0.02	0.02	0.07	0.07
Provision for income taxes	(0.00)	(0.00)	(0.00)	(0.00)	(0.01)
Non-GAAP net income per share excluding employee stock-based compensation	$ 0.18	$ 0.12	$ 0.07	$ 0.41	$ 0.45